Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

BFC SURETY GROUP, INC.

AND

SECUREALERT, INC.

Dated as of June 2, 2014

3.9	COMPLIANCE WITH LAWS; NO VIOLATIONS	18
3.10	NO LITIGATION	18
3.11	BROKERS	18
3.12	NO KNOWLEDGE OF MISREPRESENTATIONS OR OMISSIONS	19
3.13	SOLVENCY	19

ARTICLE IV ADDITIONAL AGREEMENTS		19
4.1	NOTIFICATION OF ADVERSE CHANGES IN CONDITION	19
4.2	NON-COMPETITION AGREEMENTS	19
4.3	NO ADDITIONAL REPRESENTATIONS	20
4.4	TRANSITION SERVICES…	20

ARTICLE V INDEMNIFICATION		20
5.1	INDEMNIFICATION BY SELLER.	21
5.2	INDEMNIFICATION BY THE PURCHASER.	22
5.3	LOSSES NET OF INSURANCE AND TAX BENEFITS.	22
5.4	TERMINATION OF INDEMNIFICATION.	22
5.5	PROCEDURES RELATING TO INDEMNIFICATION FOR THIRD PARTY CLAIMS.	22
5.6	PROCEDURES RELATING TO INDEMNIFICATION FOR NON-THIRD PARTY CLAIMS.	23
5.7	MITIGATION.	23

ARTICLE VI CONDITIONS TO CLOSING		24
6.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	24
6.2	CONDITIONS TO OBLIGATIONS OF THE PURCHASER	25
6.3	CONDITIONS TO OBLIGATIONS OF THE SELLER	25

ARTICLE VII GENERAL PROVISIONS		25
7.1	DEFINITIONS.	25
7.2	EXPENSES.	29
7.3	ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS; NO THIRD PARTY BENEFICIARIES	29
7.4	AMENDMENT AND MODIFICATION	29
7.5	WAIVERS	29
7.6	SURVIVAL OF REPRESENTATION	29
7.7	NO ASSIGNMENT	30
7.8	NOTICES	30
7.9	GOVERNING LAW; JURISDICTION	30
7.10	SPECIFIC PERFORMANCE	31
7.11	WAIVER OF JURY TRIAL	31
7.12	SEVERABILITY	31
7.13	ATTORNEY FEES	31
7.14	COUNTERPARTS	31
7.15	CAPTIONS	31
7.16	FURTHER ASSURANCES

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (this “Agreement”) dated as of June 2, 2014, by and between BFC Surety Group, Inc., a Florida corporation (the “Seller”) and SecureAlert, Inc., a Utah corporation (the “Purchaser”).  Certain capitalized terms used in this Agreement are defined in Section 7.1 of this Agreement.

RECITALS

WHEREAS, the Seller is, or at the Closing will be, the sole record and beneficial owner of all of the issued and outstanding equity interests of Emerge Monitoring, Inc., a Florida corporation (“Emerge”), and Emerge is, or at the Closing will be, the direct or indirect owner of all of the issued and outstanding equity interests of Emerge Monitoring II, LLC, a Florida limited liability company and wholly-owned subsidiary of Emerge (“Emerge LLC”), and a majority of the equity interests of Integrated Monitoring Systems, LLC, a Colorado limited liability company and subsidiary of Emerge LLC (“IMS”) (Emerge LLC and IMS referred to collectively as the “Subsidiary Entities”); and

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser, all of the issued and outstanding equity interests in Emerge, upon the terms and subject to the conditions set forth in this Agreement (the “Sales Transaction”).

NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual representations, warranties, covenants and agreements contained in this Agreement and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Shares

1.1           Purchase and Sale.  On the basis of the representations, warranties, and agreements contained in this Agreement, and subject to the terms and conditions of this Agreement, the Seller shall sell, assign, transfer, and deliver to the Purchaser, and the Purchaser shall purchase from the Seller at the Closing, all of the issued and outstanding shares of capital stock of Emerge (the “Shares”) solely in exchange for the Purchase Price (defined below), payable as set forth in Section 1.3.

1.2           Purchase Price.  The aggregate purchase price for the Shares (“Purchase Price”) shall be Seven Million Three Hundred and Sixty Thousand Dollars ($7,360,000), to be paid in cash (“Cash Payment”) at Closing.

1.3           Payment of the Purchase Price at the Closing.  At the Closing, the Purchaser shall pay the Purchase Price to the Seller in the Cash Payment, by wire transfer of immediately available funds to a bank account designated in writing by the Seller two days before the Closing Date.

1.4           The Closing. The closing of the Sales Transaction (the “Closing”) shall take place at the offices of Purchaser at 150 W. Civic Center Drive, Suite 400 Sandy, Utah 84070, or such other place as the Seller and the Purchaser may mutually agree, as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions specified in Article VI, or such other date as the Seller and the Purchaser may mutually agree in writing, but in no event later than June 2, 2014 (the “Closing Date”).  The Closing may be accomplished by the parties being present in person, or by agent, or electronically by emailed pdf images and signatures being present or delivered at the place of Closing.

1.5           Deliveries at Closing.  At or prior to the Closing, the parties hereto shall make the following deliveries:

(a)           The Purchaser shall deliver or cause to be delivered to the Seller or such other individual or entity the Cash Payment in the manner set forth in Section 1.3.

(b)           The Seller shall deliver or cause to be delivered to the Purchaser:

(i)           certificates representing the Shares in proper form for transfer, with all transfer and documentary taxes paid, and such assignments and other instruments as shall be required to assign and transfer to the Purchaser all right, title, and intent in and to all of Shares, free and clear of all Liens

(ii)           true and complete copies of (A) the articles of incorporation of the Seller certified as of a recent date by the Secretary of State of the State of Florida (“Florida Secretary”), together with a certificate dated as of the Closing Date from the corporate secretary of the Seller (“Seller Secretary”) to the effect that no amendment to its articles of incorporation have been made or filed since the aforementioned date, (B) the bylaws of Seller, certified as of the Closing Date by the Seller Secretary, and (C) a certificate of active status (or the equivalent of good standing for each Acquired Entity’s respective state of incorporation/organization), dated as of a date within five (5) days of the Closing Date, with respect to the Seller issued by Florida Secretary;

(iii)           true and complete copies of (A) the respective articles of incorporation or articles of organization for each of the Subsidiary Entities as of a recent date by the Secretary of State of the applicable State of incorporation for each entity, together with a certificate dated as of the Closing Date from the corporate secretary of each of the Subsidiary Entities to the effect that no amendment to the respective Articles of incorporation or articles of organization have been made or filed since the aforementioned date, (B) the bylaws or operating agreement, as applicable of each of the Subsidiary Entities, certified as of the Closing Date by the corporate secretary of each Subsidiary Entity, and (C) a certificate of good standing, dated as of the Closing Date, with respect to each of the Subsidiary Entities issued by the applicable Secretary of State.

(iv)           true and complete copies of resolutions, written consents, or other corporate action taken by the board of directors of the Seller, certified as of the Closing by the Seller Secretary approving and authorizing this Agreement, the Sale Transaction, and all other transactions referenced in or contemplated by this Agreement to which the Seller is a party, and approving the execution, delivery, and performance of this Agreement, and all other documents to be executed and delivered by the Seller with respect to or relating to this Agreement, the Sales Transaction, and any of the other transactions referenced in or contemplated by this Agreement  to which Seller is a party;

(v)           the executed officer certificate of the Seller specified in Section 6.2(c) of this Agreement; and

(vi)           all other reasonable documents, instruments, and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.

ARTICLE II

Representations and Warranties of the Seller

Except as set forth in the disclosure schedules attached hereto (collectively, the “Seller Disclosure Schedule”) (a disclosure or listing shall only be deemed to be disclosed or listed in the section of the Seller Disclosure Schedule where it is set forth, and shall not be deemed to be a disclosure or listing in any other section of the Seller Disclosure Schedule unless expressly referenced therein or incorporated by reference from another schedule within the Seller Disclosure Schedule), the Seller hereby represents and warrants to the Purchaser that the statements contained in this Article II are correct and complete as of the date of this Agreement and as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), as follows:

2.1           Organization, Standing, and Power.

(a)           The Seller is a corporation, duly organized, validly existing, and in active status under the laws of the State of Florida, and has the requisite corporate authority to own, lease, or otherwise hold its properties and assets and to carry on its business as it is now being conducted.

(b)           Emerge and each of the Subsidiary Entities (collectively, the “Acquired Companies”) is duly organized, validly existing, and in active status or good standing under the laws of its state or jurisdiction of incorporation or organization, and has the requisite corporate or limited liability company authority to own, lease, or otherwise hold its properties and assets and to carry on its business as it is now being conducted.  Each of the Acquired Companies is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in active status or good standing in each jurisdiction where the character of the property owned, leased, or held by it or the nature of its business makes such qualification necessary, except where all failures to be so qualified in the aggregate would not have a Material Adverse Effect on the Acquired Companies taken as a whole.

2.2           Authority.  The Seller has the requisite power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Seller of this Agreement and the consummation by the Seller of its obligations hereunder and thereunder, including without limitation, and Sales Transaction, have been duly authorized by all necessary action in respect thereof by the Seller.  This Agreement has been duly executed and delivered on behalf of the Seller and, assuming due and valid authorization, execution, and delivery thereof by the Purchaser, each constitutes a legal, valid, and binding obligation of the Seller enforceable against Seller in accordance with its terms (except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights and remedies generally and except that the availability of the equitable relief of specific performance and injunctive relief is subject to equitable defenses and to the discretion of the court before which any such proceedings may be brought (the “Bankruptcy Exceptions”)).

2.3           No Conflict or Required Consents.

(a)           Neither the execution and delivery by the Seller of this Agreement, nor the consummation by the Seller of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the terms or provisions herein or therein, will: (i) conflict with or violate any provision of the articles of incorporation, bylaws, or other applicable organizational or governing documents of the Seller or any of the Acquired Companies, (ii) violate, conflict with, constitute or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of any material benefit under, or require a Consent pursuant to, or result in the creation of any Lien upon any material assets or properties of the Acquired Companies pursuant to any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan, or other instrument or obligation to which the Seller or any of the Acquired Companies is a party or by which any of their respective  assets or properties may be bound or affected, or (iii) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Seller or any of the Acquired Companies or any of their respective assets or properties; except in the case of clauses (ii) and (iii) of this Section 2.3(a) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, losses, or failures which would not, individually or in the aggregate, have a Material Adverse Effect on the Sales Transaction or on any of the Acquired Companies individually or taken as a whole, and which would not prevent or materially delay the consummation of the Sales Transaction.

(b)           Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the Sales Transaction will require any notice to, registration, declaration, or filing by the Seller or any of the Acquired Companies with, or Permit or Consent of, or any action by any court, governmental, regulatory or administrative agency, commission, authority, instrumentality, or other public body, domestic or foreign (a “Governmental Entity”), except (i) in connection or compliance with the provisions of applicable state and federal securities Laws, (ii) compliance with and filings required under the HSR Act and comparable notifications or Laws of foreign jurisdictions, and (iii) those that are required to be made the Purchaser, and (iv) such notices, registrations, declarations, filings, Permits or Consents which if not made or obtained would not have, individually or in the aggregate, a Material Adverse Effect on any of the Acquired Companies  individually or taken as a whole, or impair in any material respect the ability of the Seller to perform its obligations under this Agreement, or prevent or materially delay the consummation of the Sales Transaction.

2.4           Capitalization.

(a)           As of the date of this Agreement, the capitalization of each of the Acquired Companies is as follows:

(i)            the authorized capital stock of Emerge consists of: (A) five hundred (500) Class A common shares, par value $1.00 per share (“Class A Common Shares”), (B) one hundred twenty-five (125) of Class B  common shares, par value $1.00 per share (“Class B Common Shares”), and (C)  five hundred (500) preferred shares, par value $1.00 per share (“Emerge Preferred Shares”), of which four hundred-eighty (480) Emerge Preferred Shares and one hundred-twenty (120) Class B Common Shares are issued and outstanding.  No Class A Common Shares are outstanding and there are no treasury shares.  All of the issued and outstanding Shares were duly authorized and are validly issued, fully paid and nonassessable.

(ii)           the authorized capital or equity interests of Emerge LLC consists solely of  100 units of a single class of limited liability company membership interests (“Emerge Units”), all of which are issued and outstanding.  The Emerge Units are the only authorized equity interests in Emerge LLC.  All of the issued and outstanding Emerge Units were duly authorized and are validly issued and  fully paid.

(iii)           the authorized capital or equity interests of IMS consists solely of: (A)  One Million (1,000,000) Class A Common Units (“IMS Class A Units”) and (B) One Hundred-Eighty Thousand (180,000) Class B Common Units (“IMS Class B Units”), of which one million (1,000,000) IMS Class A Units and zero (0) IMS Class B Units are issued and outstanding (the IMS Class A Units and IMS Class B Units are referred to collectively as the “IMS Units”).  All of the issued and outstanding IMS Units were duly authorized and are validly issued and fully paid.

(b) Except as set forth in Schedule 2.4(b) or as set forth in the operating agreements of the Subsidiary Entities: (i) no shareholder or member of any of the Acquired Companies, or any other person is entitled to preemptive rights with respect to the purchase, sale, or issuance of securities by any of the Acquired Companies, (ii) there are no outstanding or authorized options, warrants, “phantom” stock or equity rights, agreements, subscriptions, calls, demands, or other rights, commitments, or arrangements (written or oral, or contingent or otherwise) of any character to purchase or acquire any shares or other equity investments in any security directly or indirectly convertible into or exchangeable or exercisable for, capital stock of or other equity interest in any of the Acquired Companies (collectively, “Acquired Company Options”), (iii) there are no outstanding obligations (contingent or otherwise) to issue any Acquired Company Options or to issue or distribute any shares of the capital stock or equity interests in, or assets of, any of the Acquired Companies, (iv) there are no outstanding obligations (contingent or otherwise) of any of the any of the Acquired Companies to purchase, redeem, or otherwise acquire any capital stock of or any equity interests in any of the Acquired Companies, or of any of them to pay any dividends or make any other distribution in respect thereof to their respective securities holders, and (v) there are no voting trusts, proxies, agreements, understandings, or similar arrangements among or with any of the securities holders of any of the Acquired Companies with respect to the voting of such securities.

2.5           Securities Ownership; Conveyance of Ownership.

(a)           As of the date of this Agreement, the Seller is the sole owner and holder of record of all of the Shares free and clear of all Liens, taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, pre-emptive or similar rights, and of any other limitation or restriction.  Upon payment of the Purchase Price in accordance with Section 1.3 hereof for the Shares and delivery to the Purchaser at Closing of certificates or other instruments representing the Shares in accordance with Section 1.5(b)(i) hereof, the Purchaser will receive full ownership of the Shares, representing all the equity interests of Emerge  and the Subsidiary Entities (except for the 35% ownership of IMS owned by an entity owned by Brian Kirby Phillips), free and clear of all Liens, pre-emptive or similar rights and any other limitation or restriction, except those that arise under federal and state securities Laws.

(b)           Emerge is the sole owner and holder of record of all of the issued and outstanding Emerge Units free and clear of all Liens, taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, pre-emptive or similar rights, and of any other limitation or restriction.

(c)           Except as set forth in Schedule 2.5(c), Emerge LLC is the owner and holder of record of 65% of the issued and outstanding IMS Units, free and clear of all Liens, taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, pre-emptive or similar rights, and of any other limitation or restriction.

2.6           Subsidiaries.  Other than the Subsidiary Entities, none of the Acquired Companies has any Subsidiaries nor do any of them own, directly or indirectly, any capital stock of or equity interests in any corporations, partnership, or other Person.

2.7           Financial Statements.  The Seller has delivered to the Purchaser copies of the AC Financial Statements of each of the Acquired Companies for (a) the fiscal years ended 2013, (b) the interim period ended April 30, 2014, and (c) consolidated AC Financial Statements for the fiscal year ended December 31, 2013 and the interim period ended April 30, 2014  Each of the AC Financial Statements have been prepared from, and are in accordance with, in each case, the books and records of such Acquired Company, and fairly present in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the period involved (or except as may be stated in the notes thereto) the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Acquired Company to which they relate as of the times and for the periods referred to therein, subject, in case of unaudited financial statements, the absence of certain footnotes and, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments (which will not be material individually or in the aggregate).  The Purchaser has been provided with certain financial forecasts with respect to the performance of certain of the Acquired Companies (“Forecasts”).  The Seller makes no representation or warranty with respect to the accuracy of the Forecasts, as actual results are likely to vary substantially.  Each of the AC Financial Statements, including in each case, any related notes or schedules:  (i) is true, complete, and correct as of their respective dates, (ii) were, or if dated after the date of this Agreement will be, prepared in accordance with GAAP, and (C) fairly presents the financial position, the results of operations, changes in shareholders’ equity, and statements of cash flows of the Acquired Companies on a consolidated basis as of the dates and for the periods indicated.

2.8           Absence of Certain Changes or Events  Except as set forth in Schedule 2.8, since December 31, 2013 (the “AC Balance Sheet Date”):  (i) each of the Acquired Companies has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practices, and (ii) there has not occurred, and there is not currently existing any circumstance, event, change, development, or occurrence which has had, individually or in the aggregate, a Material Adverse Effect on any of the Acquired Companies, individually or taken as a whole.   Without limiting the generality of the foregoing, since the AC Balance Sheet Date:

(a)           none of the Acquired Companies has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the ordinary course of business;

(b)           none of the Acquired Companies has entered into any material agreement, contract, lease, or license outside the ordinary course of business;

(c)           no party (including any of the Acquired Companies) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of the Acquired Companies is a party or by which any of them is bound outside the ordinary course of business;

(d)           none of the Acquired Companies has imposed any Lien upon any of its assets, tangible or intangible;

(e)           none of the Acquired Companies has made any material capital expenditures outside the ordinary course of business;

(f)           none of the Acquired Companies has made any material capital investment in, or any material loan to, any other person outside the ordinary course of business;

(g)           the Acquired Companies have not created, incurred, assumed, or guaranteed more than $50,000.00 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(h)           none of the Acquired Companies has granted any license or sublicense of any material rights under or with respect to any Intellectual Property outside the ordinary course of business;

(i)           there has been no change made or authorized in the charter, articles, bylaws, limited liability company operating agreement, or any other organizational document of any of the Acquired Companies;

(j)           none of the Acquired Companies has issued, sold, or otherwise disposed of any of its capital stock or other equity securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity securities;

(k)           none of the Acquired Companies has declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity securities;

(l)           none of the Acquired Companies has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(m)           none of the Acquired Companies has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(n)           none of the Acquired Companies has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(o)           none of the Acquired Companies has granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(p)           none of the Acquired Companies has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

(q)           none of the Acquired Companies has made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

(r)           none of the Acquired Companies has committed to any of the foregoing.

2.9           No Undisclosed Liabilities. There are no liabilities or obligations of any nature (whether accrued or unaccrued, whether known or unknown, whether absolute or contingent, whether asserted or unasserted, whether liquidated or unliquidated, whether due or to become due) required by GAAP to be recognized or disclosed on a balance sheet of any of the Acquired Companies or in the notes thereto that are not reflected in the AC Balance Sheet of the Acquired Company to which they relate or disclosed in the footnotes thereto, except for those obligations and liabilities that (a) were incurred in the ordinary course of business consistent with past practice since the AC Balance Sheet Date, (b) have arisen under this Agreement or in connection with the Sales Transaction, (c) are contained in the Seller Disclosure Schedule, or (d) as would not, individually or in the aggregate, have a Material Adverse Effect on any of the Acquired Companies, individually or taken as a whole.

2.10         Taxes.  Except as set forth in Schedule 2.10:

(a)           Each of the Acquired Companies has filed or caused to be filed in a timely manner (within applicable extension periods) all Tax Returns required to be filed by it, all such Tax Returns were correct and complete in all material respects, no Acquired Company is the beneficiary of any extension of time within which to file any Tax Return, and all Taxes due on such Tax Returns have been timely paid in full (or there has been paid on their behalf), or (in the case of any Taxes that are being contested in good faith by appropriate proceedings) adequate reserves have been established in amounts sufficient to pay all material Taxes as reflected on the AC Financial Statements of such Acquired Company, that are due and payable or are to become due and payable and for which such Acquired Company is liable;

(b)           No material Tax Liens have been filed, except for Liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable AC Financial Statements;

(c)           No deficiencies or claims for any material Taxes have been proposed, asserted or assessed in writing against or with respect to any of the Acquired Companies (and are currently pending).

(d)           No Federal, state, local or foreign Audits (as hereinafter defined) are pending with regard to any Taxes or Tax Return of any of the Acquired Companies and no taxing authority has given written interest to commence any such Audit;

(e)           None of the Acquired Companies has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of any Acquired Company;

(f)           None of the Acquired Companies is delinquent in any local, state, federal or international tax filings; nor is any of the Acquired Companies subject to or under Audit of any taxing or governmental authority.

“Audit” means any audit, assessment, or other examination relating to Taxes by any tax authority or any judicial or administrative proceedings relating to Taxes; and;

(g)           Notwithstanding any other representation or warranty made by the Seller in this Article II or elsewhere in this Agreement, the representations and warranties set forth in this Section 2.10 constitute the only representations and warranties of the Seller with respect to Tax matters.

2.11         Commitments and Contracts.

(a)           Schedule 2.11 attached hereto sets forth a true, complete and correct list of all contracts and other agreements to which any Acquired Company is a party which involve consideration or payments in excess of $25,000.00 or which are otherwise material to the business of any of the Acquired Companies (the “AC Material Contracts”).

(b)           Except for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on any of the Acquired Companies individually or taken as a whole, (i) to the Knowledge of the Seller, none of the Acquired Companies is in material breach or violation of, or is in material default under any AC Material Contract, nor, to the Knowledge of the Seller, are any other parties to such agreements in material default, and no party has repudiated any material provision of the agreement, and (ii) to the Knowledge of Seller, no act, omission or event has occurred which, with notice or lapse of time or both, would constitute a material default under any material term or provision of any such contract or agreement, or permit termination, modification, or acceleration, under the agreement.  To the Knowledge of Seller, each of the AC Material Contracts is legal, valid, binding, enforceable, and in full force and effect.

(d)           Seller, Emerge and/or the Subsidiary Entities have executed and paid any and all bonuses and other compensation earned and payable as of the Closing Date by, or owed, promised or contractually obligated to be paid as of the Closing Date to Derek Cassell, Kirby Phillips, Jim Walker and Tom Van Houten or any other employees, consultants, shareholders, members, officers, or directors of Seller, Emerge or the Subsidiary Entities.  Furthermore Seller represents that and the Purchaser shall have no liability for any bonuses or other compensation to the forgoing individuals or entities for the time prior to and through the Closing Date.

2.12          Compliance with Laws; No Violations.

(a)           Each of the Acquired Companies holds all permits, licenses, variances, certificates, filings, franchises, notices, rights, and Consents of and from all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, and operate their respective assets and properties and to lawfully carry on their respective businesses as now conducted, except for such Permits, the absence of which, would not have a Material Adverse Effect on any of the  Acquired Companies individually or taken as a whole.  No representation is made as to whether the Purchaser will be required to obtain its own Permits on and after the Closing Date to own or hold under lease and operate the Acquired Companies.  All material Permits are in full force and effect, and (ii) each of the Acquired Companies is in substantial compliance with all conditions and requirements of such Permits and all rules and regulations relating thereto.

(b)           Except as set forth in Schedule 2.12, none of the Acquired Companies is presently in conflict with, or in default under, or in violation of, (i) its articles of incorporation, bylaws, limited liability company agreement or other applicable organizational or governing documents, or (ii) except for conflicts, defaults, or violations that will not, individually or in the aggregate, have a Material Adverse Effect on any of the Acquired Companies, individually or taken as a whole, any Law, Permit, order, judgment, writ, Injunction, or decree applicable to any of the Acquired Companies or by which the assets or properties of any of the Acquired Companies are bound or affected, and no claim is pending or, to the Knowledge of the Seller, threatened with respect to such matters.

(c)           None of the Acquired Companies has received any oral or written notification or communication from any Governmental Entity: (i) asserting that any of the Acquired Companies is not in compliance with any Laws, Permits, orders, judgments, writs, Injunctions, or decrees which such Governmental Entity enforces, which as a result of such non-compliance would have, individually or in the aggregate, a Material Adverse Effect on any of the Acquired Companies, taken individually or as a whole, or (ii) threatening to terminate, revoke, cancel, or reform any material Permit.

(d)    This Section 2.12 does not related to Intellectual Property.

2.13         No Litigation. Except as set forth in Schedule 2.12, as of the date of this Agreement there are no suits, claims, actions, or proceedings, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding against any of the Acquired Companies or their respective properties or assets, and to the Knowledge of the Seller and the managers, directors and officers of the Acquired Entities, no such suits, claims, actions or proceedings are pending or have been threatened.  None of the Acquired Companies is subject to any judgment, order, writ, Injunction or decree of any Governmental Entity or arbitration tribunal that would, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies individually or taken as a whole or which would materially impair, delay, or prevent the consummation of the Sales Transaction.

2.14         Employee Benefit Plans; ERISA.

(a)           Schedule 2.14(a) attached hereto contains a true and complete list (i) of each deferred compensation and each incentive compensation, equity compensation plan, “welfare” plan, fund or program within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); and (ii) each other employee benefit plan or fund, and each other material employee program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any of the Acquired Companies, for the benefit of any employee or former employee of any of the Acquired Companies (the “AC Plans”).

(b)           None of the Acquired Companies maintains or contributes to any AC Plan that is subject to Title IV or ERISA.

(c)           Each AC Plan conforms in all material respects with and has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

(d)           Except as set forth in Schedule 2.14(d) attached hereto, the consummation of the Sale Transaction will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any of the Acquired Companies or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(e)           There are no pending, or, to the Knowledge of the Seller, threatened or anticipated claims by or on behalf of any Seller Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), which would have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies taken as a whole.

(f)            Each of the Acquired Companies has made all payments due from it to date with respect to the AC Plans.

(g)           Each group health plan of each of the Acquired Companies has been operated in material compliance with the provisions of COBRA and HIPAA.

(h)           Notwithstanding any other representation or warranty made by the Seller in this Article II or elsewhere in this Agreement, the representations and warranties set forth in this Section 2.14 constitute the only representations and warranties of the Seller with respect to ERISA matters.

2.15          Intellectual Properties.

(a)           The Acquired Companies own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Acquired Companies as presently conducted and as presently proposed to be conducted.  Each item of Intellectual Property owned or used by any of the Acquired Companies immediately prior to the Closing hereunder will be owned or available for use by the Acquired Companies on identical terms and conditions immediately subsequent to the Closing hereunder.  Each of the Acquired Companies has taken reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)           To the Knowledge of the Seller and the managers, directors, officers (and employees with responsibility for Intellectual Property matters) of the Seller or the Acquired Companies, none of the Acquired Companies has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Acquired Companies must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of any of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Acquired Companies.

(c)           Schedule 2.15(c) attached hereto identifies each patent or registration which has been issued or assigned to any of the Acquired Entities with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Acquired Entities has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Acquired Entities has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  The Seller has delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) in the possession of Seller or the Acquired Companies and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item in the possession of Seller or the Acquired Companies.  Schedule 2.15(c) attached hereto also identifies each trade name or unregistered trademark denominated and used as such and used by any of the Acquired Companies in connection with any of its businesses.  Schedule 2.15(c) attached hereto also identifies all software and firmware owned, licensed, developed or assigned to the Acquired Companies and represents that it has the legal right to such Intellectual Property and the right to transfer the same to Purchaser.  With respect to each item of Intellectual Property required to be identified in Schedule 2.15(c):

(i)           the Acquired Companies possess all right, title, and interest in and to all software, firmware and other items, free and clear of any Lien, license, or other restriction, including all shrink-wrap licenses that have a value of less than $500;

(ii)           to the Knowledge of Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)           none of the Acquired Companies has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)           Section 2.15(d) of the Disclosure Schedule identifies each item of Intellectual Property having a value of greater than $5,000 that any third party owns and that any of the Acquired Entities uses pursuant to license, sublicense, agreement, or permission.  The Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each item of Intellectual Property required to be identified in Schedule 2.15(d) of the Disclosure Schedule:

 (i)           the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and assignable to Purchaser;

(ii)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(i)           to the Knowledge of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(ii)           to the Knowledge of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(iii)           with respect to each sublicense, the representations and warranties set forth in subsections (i) through (ii) above are true and correct with respect to the underlying license;

(iv)           to the Knowledge of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(v)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of any of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(vi)           none of the Acquired Companies has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)           To the knowledge of any of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies, none of the Acquired Companies will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

(f)            None of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of the Acquired Companies has any knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Acquired Companies.

2.16         Real and Personal Property and Condition of Assets.

(a)           Set forth Schedule 2.16 attached hereto is a true, complete, and correct list of all real property owned or leased by any of the Acquired Companies, which list indicates whether such property is owned or leased and which Acquired Company owns or leases such property.  All of the real property which is identified as owned in Schedule 2.16 is held in fee simple by the Acquired Company listed as owner thereof.

(b)           Each of the Acquired Companies has good and marketable title to, or valid leasehold interests in, all properties and assets used by them, located on their premises or reflected on the Balance Sheet of such Acquired Company or thereafter acquired, (except for properties or assets sold or otherwise disposed of in the ordinary course since the date thereof), in each case free and clear of all Liens, except for (i) Liens disclosed in the Disclosure Schedule, (ii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or interfere with the contemplated use of the assets subject thereto or affected thereby, (iii) statutory Liens securing payments not yet due or delinquent, (iv) Liens for current Taxes not yet due and payable (clauses (i) through (iv) collectively, “Permitted Liens”).

(c)           Each of the Acquired Companies is in substantial compliance with the terms of all material leases to which it is a party, except for instances of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies taken as a whole.  Each of the Acquired Companies enjoys peaceful and undisturbed possession under all such leases, except as would not, individually or in the aggregate, have a Material Adverse Effect on any of the Acquired Companies individually or taken as a whole.

2.17         Insurance. The insurance policies of each of the Acquired Companies are in full force and effect, and with respect to all policies, all premiums payable with respect to all periods up to and including the Closing Date have been, or will be, fully paid if an when due (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date).  Except as set forth in Schedule 2.17 attached hereto, no material insurance policy of any of the Acquired Companies has been cancelled within two years prior to the date hereof, and none of the Acquired Companies has received any notice from any insurance carrier that: (i) such insurance will be cancelled or terminated or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Each of the policies will cover the Acquired Companies for acts or omissions that occurred prior to the Closing, to the extent that any such claims arising from such acts or omissions would have otherwise been covered by such insurance policies whether or not the Sales Transaction occurred.

2.18         Environmental Matters. Except as disclosed in Schedule 2.18 attached hereto, to the knowledge of the Seller, there is no suit, claim, action, or proceeding pending or threatened before any Governmental Entity or other forum in which any of the Acquired Companies or any Participation Facility or Loan Property of any of the Acquired Companies has been or, with respect to threatened proceedings, may be named as a defendant or a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material in violation of applicable law, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any of the Acquired Companies, or any of their Participation Facilities or Loan Properties.  To the knowledge of the Seller, except as disclosed in Schedule 2.18, no notice, notification, demand, request for information, citation, summons, or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to the knowledge of Seller, is threatened by any Governmental Entity or other person relating to or arising out of any Environmental Law.

(b)           Except as disclosed in Schedule 2.18 attached hereto, to the knowledge of Seller, there have been no releases of Hazardous Material in violation of any Environmental Law, in, on, under, or affecting any current or previously owned or leased real properties of any of the Acquired Companies, or any Participation Facility or any Loan Property of any of the Acquired Companies, except where such release does not and would not have, individually or in the aggregate, a Material Adverse Effect on any of the Acquired Companies individually or taken as a whole.

2.19         Brokers. The Seller has not employed or engaged any agent, finder, investment banker, financial advisor or other intermediary or incurred any liability for any financial advisory services, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for any of the Acquired Companies in connection with this Agreement or the transactions contemplated hereby.

2.20         Notes and Accounts Receivable.  All notes and accounts receivable of the Acquired Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheets included in the AC Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

2.21         Powers of Attorney.  There are no material outstanding powers of attorney executed on behalf of any of the Acquired Companies.

2.22         Product Warranty.  To the Knowledge of Seller, substantially all of the products manufactured, sold, leased, and delivered by the Acquired Companies have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Acquired Companies has any known, asserted, or contingent material liability material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the most recent balance sheet included in the AC Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies.  Substantially all of the products manufactured, sold, leased, and delivered by the Acquired Companies are subject to standard terms and conditions of sale or lease.  Schedule 2.22 attached hereto includes copies of the sample standard terms and conditions of sale or lease for each of the Acquired Companies (containing applicable guaranty, warranty, and indemnity provisions).

2.23         Product Liability.  To the Knowledge of the Seller, none of the Acquired Companies has any material liability (whether known, or unknown, whether asserted, or unasserted, whether absolute or contingent material liability, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Acquired Companies.

2.24         Employees.  Except as disclosed in Schedule 2.24 of the Seller’s Disclosure Schedule, to the Knowledge of the Seller and the managers, directors and officers of each of the Acquired Companies, no executive, key employee, or significant group of employees plans to terminate employment with any of the Acquired Companies within 6 months of Closing.  To the Knowledge of the Seller, none of the Acquired Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years.  To the Knowledge of the Seller, none of the Acquired Companies has committed any material unfair labor practice, and none.  None of the Seller and the managers, directors and officers of the Acquired Companies has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Acquired Companies.

2.25         Guaranties.  None of the Acquired Companies is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

2.26         Disclosure.  The representations and warranties contained in this Article II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article II not misleading.

2.27         Disclaimer. The Company shall not be deemed to have made to the Purchaser any representation or warranty other than as expressly made in Sections 2.1 through 2.26 hereof.  Except as covered by an express representation or warranty contained in Sections 2.1 through 2.26 hereof, the Seller makes no representation or warranty to the Purchaser with respect to: (a) any Projections, estimates, or budgets heretofore delivered to or made available to the Purchaser of future revenues, expenses, or expenditures or future results of operations (including, without limitation, the Forecasts); or (b) any other information or documents made available to the Purchaser or its counsel, accountants, agent, advisors, or representatives.

ARTICLE III

Representations and Warranties of the Purchaser

Purchaser hereby represents and warrants to the Seller that the statements contained in this Article III are correct and complete as of the date of this Agreement and as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) as follows:

3.1           Organization, Standing, and Power. The Purchaser is a corporation duly organized, validly existing, and in active status under the laws of the State of Utah, and has the requisite corporate authority to own, lease, or otherwise hold its properties and assets and to carry on its business as it is now being conducted.  The Purchaser is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in active status or good standing in each jurisdiction where the character of the property owned, leased, or held by it or the nature of its business makes such qualification necessary, except where all failures to be so qualified in the aggregate would not have a Material Adverse Effect on the Purchaser.  The Purchaser has furnished to the Seller prior to the date of this Agreement a complete and correct copy of the Company’s certificate of incorporation (“Certificate of Incorporation”) and bylaws (“Bylaws”), and such Certificate of Incorporation and Bylaws are in full force and effect.

3.2           Authority. The Purchaser has the requisite power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of its obligations hereunder and thereunder, including without limitation, and Sales Transaction, have been, or will be prior to the Closing, duly authorized by all necessary action in respect thereof by the Purchaser.  This Agreement have been, or will be prior to the Closing, duly executed and delivered on behalf of the Purchaser and, assuming due and valid authorization, execution, and delivery thereof by the Seller or the other parties thereto, each constitutes a legal, valid, and binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms (except to the extent of the Bankruptcy Exceptions).

3.3           No Conflict or Required Consents.

(a)           Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the terms or provisions herein or therein, will: (i) conflict with or violate any provision of the articles of incorporation, bylaws, or other applicable governing documents of the Purchaser, (ii) violate, conflict with, constitute or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of any material benefit under, or require a Consent pursuant to, or result in the creation of any Lien upon any material assets or properties of the Purchaser pursuant to any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan, or other instrument or obligation to which the Purchaser is a party or by which any of their respective material assets or properties may be bound or affected, or (iii) conflict with or violate any judgment, order, writ, Injunction, decree, or material Law applicable to the Purchaser or any of its assets or properties; except in the case of clauses (ii) and (iii) of this Section 3.3(a) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, losses, or failures which would not, individually or in the aggregate, have a Material Adverse Effect on the Sales Transaction or on the Purchaser, and which would not prevent or materially delay the consummation of the Sales Transaction.

(c)           To the Knowledge of the Purchaser, neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the Sales Transaction will require any notice to, registration, declaration, or filing by the Purchaser with, or Permit or Consent of, or any action by any Governmental Entity, except (i) in connection or compliance with the provisions of applicable state and federal securities Laws, and (ii) notices to or filings with the Internal Revenue Service, or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act.

3.4           Capitalization.  The authorized capital stock of the Purchaser consists of 15,000,000 shares of Purchaser Common Stock and 85,000 shares of preferred stock, $0.0001 per share (“Purchaser Preferred Stock”).  As of May 14, 2014, (i) 0 shares of 8% Series D Preferred Stock are issued and outstanding, which shares of Series D Preferred Stock is the only issued and outstanding shares of Preferred Stock, (ii)10,079,171 shares of Purchaser Common Stock are issued and outstanding, and no shares of Purchaser Common Stock are held as treasury shares, and (iii) 53,444 shares of Purchaser Common Stock were reserved for issuance pursuant to the Purchaser Option Plans.  All of the outstanding shares of the Purchaser’s capital stock are, and all shares of Purchaser Common Stock which may be issued pursuant to the exercise of outstanding options to purchase Purchaser Common Stock will be, when issued in accordance with the respective terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable.

3.5           Purchaser Subsidiaries. Except as disclosed in Section 3.5 of the Purchaser Disclosure Schedule, the list of Subsidiaries of the Purchaser filed by the Purchaser with its most recent Purchaser SEC Document (as defined in Section 3.6 of this Agreement) on Form 10-K for the fiscal year ended September 30, 2013 (or incorporated therein by reference) is a true and complete list of all of the Subsidiaries of the Purchaser.  The Purchaser or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each of the Subsidiaries of the Purchaser.

3.6           Purchaser SEC Documents.

(a)           The Purchaser has filed all registration statements, forms, reports and other documents required to be filed by the Purchaser with the SEC since October 1, 2011 (all such documents, including those that may be filed after the date of this Agreement, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Purchaser SEC Documents”); except where the failure to timely file would not have a Material Adverse Effect on the Purchaser.

 (b)           As of their respective filing dates or effective dates, as appropriate, each of the Purchaser SEC Documents and the certifications provided therewith, complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (“Exchange Act”), as the case may be, and SOX, and the rules and regulations promulgated thereunder.  No Purchaser SEC Document or the certifications provided therewith, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent corrected, amended, revised, or superseded by a Purchaser SEC Document filed prior to the date of this Agreement).  The Purchaser has furnished to the Seller prior to the date of this Agreement copies of all comment letters received by the Company from the SEC since October 1, 2011 relating to the Purchaser SEC Documents, together with all written responses of the Company thereto.  There are no outstanding or unresolved comments in any such comment letters received by the Purchaser from the SEC.  As of the date of this Agreement, to the knowledge of the Purchaser, none of the Purchaser SEC Documents is the subject of any ongoing review by the SEC.  None of the Purchaser Subsidiaries is required to file or submit any forms, reports, or other documents with the SEC.

3.7           Financial Statements. The Purchaser Financial Statements, including in each case, any related notes: (i) have been prepared from, and are in accordance with, in each case, the books and records of the Purchaser and its consolidated Subsidiaries, which books and records have been maintained in accordance with good business practices, (ii) are true, complete and correct in all material respects as of their respective dates, (iii) comply, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) were prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of certain footnotes as permitted by Form 10-Q of the SEC) applied on a consistent basis during the aggregate of the periods covered by the Purchaser Financial Statements (or except as may be stated in the notes thereto) and (v) fairly present the consolidated financial position at the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Purchaser and its consolidated Subsidiaries for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments that are not material in amount.

3.8           Absence of Certain Changes or Events. Except as set forth in the Purchaser SEC Documents, since September 30, 2013 (the “Purchaser Balance Sheet Date”):  (a) the Purchaser has conducted its business in all material respects only in the ordinary course of business and in a manner consistent with past practices, and (b) there has not been any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, circumstance, event, change, development, or occurrence which, in either case, has had, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

3.9          Compliance with Laws; No Violations.

(a)           The Purchaser holds all Permits and Consents necessary for it to own, lease, and operate its assets and properties and to lawfully carry on its businesses as now conducted, except for such Permits, the absence of which, would not have a Material Adverse Effect on the Purchaser.  To the knowledge of the Purchaser (i) all material Permits are in full force and effect, and (ii) the Purchaser is in substantial compliance with all conditions and requirements of such Permits and all rules and regulations relating thereto.

(b)           The Purchaser is not in conflict with, or in default under, or in violation of (i) its articles of incorporation or bylaws, or (ii) any Law, order, judgment, writ, Injunction, decree or material Permit applicable to the Purchaser or by which any of the assets or properties of the Purchaser is bound or affected, and no claim is pending or, to the knowledge of the Purchaser, threatened with respect to such matters.

(c)           The Purchaser has not received any written or oral notification or communication from any Governmental Entity: (i) asserting that the Purchaser is not in compliance, in all material respects, with any Laws, orders, judgments, writs, Injunctions, decrees or material Permit, or (ii) threatening to terminate, revoke, cancel, or reform any material Permit.

3.10         No Litigation. Except as disclosed in a Purchaser SEC Document (which discloses the current status thereof), as of the date of this Agreement there are no suits, claims, actions, or proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings against Purchaser or any Purchaser Subsidiary or their respective properties or assets, other than those which, individually or in the aggregate, would not (a) have a Material Adverse Effect on the Purchaser, or (b) materially impair or delay the consummation of the Sales Transaction.  The Purchaser is not subject to any judgment, order, writ, Injunction or decree of any Governmental Entity or arbitration tribunal that would, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or which would materially impair, delay, or prevent the consummation of the Sales Transaction.

3.11         Brokers. The Purchaser has not employed or engaged any agent, finder, investment banker, financial advisor or other intermediary or incurred any liability for any financial advisory services, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for any of the Purchaser or any Purchaser Subsidiary in connection with this Agreement or the transactions contemplated hereby.

3.12         No Knowledge of Misrepresentations or Omissions.  The Purchaser has received or been afforded the opportunity to review prior to the date of this Agreement all written materials, which the Seller was requested to deliver or make available, as the case may be, to the Purchaser pursuant to this Agreement on or prior to the date hereof and to the knowledge of the Purchaser there are no misrepresentations or omissions in the materials so furnished to it.  The Purchaser is acquiring the Shares based on the Purchaser’s independent judgment as to the future prospects of the Acquired Companies (and not based on any projections or other data (including the Financial Statements and the Forecasts) obtained from the Seller or any Affiliate of the Seller).

3.13         Solvency

(a)            The Purchaser is not now insolvent and will not be rendered insolvent by the Sale Transaction. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of the Purchaser exceeds the present fair saleable value of the Purchaser’s assets.

(b)            Immediately after giving effect to the consummation of the Sale Transaction: (i) the Purchaser will be able to pay its Liabilities as they become due in the usual course of its business; (ii) the Purchaser will not have unreasonably small capital with which to conduct its present or proposed business; (iii) the Purchaser will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against the Purchaser in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Purchaser will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Purchaser. The cash available to the Purchaser, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

ARTICLE IV

Additional Agreements

4.1           Notification of Adverse Changes in Condition.  Each party agrees to promptly advise the other party to this Agreement, orally and in writing, upon becoming aware of the occurrence or pending occurrence of any event or circumstances relating to it or any of its Subsidiaries which would cause or constitute a material breach of any of the representations, warranties, or covenants of such party contained herein, and shall use commercially reasonable efforts to prevent or promptly remedy the same.

4.2           Non-Competition Agreement.  The Seller agrees that for a period 2 years following the Closing, that the Seller shall not, directly or indirectly, without the prior written consent of the Purchaser, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, manager, director, employee, partner, principal, agent, representative, or consultant of any entity or person engaged in any activity that is directly competitive with the Business of Company (as defined below)  as of the date of the Closing.  For the avoidance of doubt, Purchaser acknowledges and agrees that, outside of the Acquired Companies, neither the Seller nor any of the Seller’s Affiliates are engaged in any activity that is directly competitive with the Business of Company.  For purposes herein, “Business of the Company” shall include developing, producing, implementing and maintaining the hardware and/or software required for the electronic monitoring and tracking services (including, but not limited to, alcohol monitoring and detection), using cellular and/or GPS technologies, for governmental, law enforcement, bail, or correctional agencies or entities including, but not limited to inmate and offender tracking and monitoring , whether located in the United States, or any other location worldwide. Notwithstanding the foregoing, the Seller may own shares of stock in any corporation whose shares of stock are registered under Section 12 of the Securities Exchange Act of 1934, as amended, provided that the acquisition of such shares of stock is for investment purposes only and that the Seller shall not own, directly or indirectly, five percent (5%) or more of the issued and outstanding shares of any class of stock of such corporation.

4.3           No Additional Representations. The Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of each of the Acquired Companies, as placed in the Seller’s electronic data room, which it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of each of the Acquired Companies to discuss the businesses and assets of each of the Acquired Companies.  The Purchaser acknowledges that none of the Seller, each of the Acquired Companies, or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any written or oral information regarding any of the Acquired Companies furnished or made available to the Purchaser and its representatives, except as expressly set forth in this Agreement or the Schedules hereto, and neither the Seller nor any other Person shall have or be subject to any liability to the Purchaser or any other person resulting from the distribution to the Purchaser, or Purchaser's use of, any such written or oral information, and any information, documents or material made available to the Purchaser in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.  The Purchaser shall acquire the business and assets of each of the Acquired Companies without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly represented or warranted in this Agreement.

4.4           Transition Services.  For a period of sixty (60) days following the Closing (the “Term”), the Seller shall reasonably assist the Purchaser in the transition of the Acquired Companies’ business, records, customers and operations to Purchaser (the “Transition”).  Seller shall reasonably cooperate with Purchaser and the Acquired Companies and otherwise take reasonable steps required to assist Purchaser in effecting a complete Transition (“Transition Assistance”), including, but not limited to, transitioning all information about the Acquired Companies from Seller’s IT systems to Purchaser’s IT systems.  Except as stated herein all Transition Assistance shall be performed at no additional cost to Purchaser.  For the avoidance of doubt, Purchaser will pay Seller a reasonable and mutually agreeable rate for any Transition Assistance that: (a) in the first thirty of the Term, would require Seller’s personnel to incur more than Ten (10) hours per week individually of their time, or Sellers personnel in the aggregate to incur more than twenty (20) hours per week of their time, on Transition Assistance, (b) in the last thirty days of the Term, would require Seller’s personnel to incur more than Five (5) hours per week individually of their time, or Sellers personnel in the aggregate to incur more than ten (10) hours per week of their time, on Transition Assistance, and (c) would require Seller to incur any expense greater than  $10,000 in the aggregate during the Term.  Further, Schedule 4.4 sets for the list of Transition payments that will be made pre-Closing and post-Closing, and whether those payments will be made by Seller or Purchaser, or shared by Seller and Purchaser.  Purchaser shall indemnify, defend and hold Seller harmless from any liability or claims that may arise from the Transition Assistance.

ARTICLE V

Indemnification

5.1           Indemnification by Seller. Subject to the limitations otherwise set forth in this Article V, the Seller shall indemnify the Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Losses") suffered or incurred by any such indemnified party to the extent caused by:

(a)            any breach of any representation or warranty or covenant of the Seller contained in this Agreement that survives Closing; and

(b)            any breach of any covenant of the Seller contained in this Agreement requiring performance after the Closing;

provided, however, that (i) the Seller shall not have any liability under Section 5.1(a) or (b) unless the aggregate of all Losses relating thereto for which the Seller would be liable, but for this clause (i), exceeds on a cumulative basis an amount equal to $100,000, at which point the Seller will be obligated to indemnify the Buyer from and against all such Losses relating back to the first dollar; (ii) the Seller shall not have any liability under Section 5.1(a) and (b) for any individual items where the Losses relating thereto are less than $25,000, until such individual items on an aggregated basis exceed $100,000 for purposes of clause (i) above; (iii) the Seller shall not have any liability under Section 5.1(a) and (b) for any breach if the Purchaser had Knowledge of such breach at the time of the Closing; (iv) the aggregate liability of Seller under Section 5.1 (a) and (b) above shall in no event exceed One Hundred and Seventy Five Thousand Dollars ($175,000.00); and (v) the Seller shall not have any liability under this Section 5.1 to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by the Purchaser or any of its Affiliates.

The Purchaser acknowledges and agrees that, (A) other than the representations and warranties of the Seller specifically contained in this Agreement, there are no representations or warranties of the Seller either expressed or implied, and the Purchaser has not relied on any representations or warranties outside of those contained in this Agreement, either expressed or implied, with respect to (I) the transactions contemplated by this Agreement, or (II) the Acquired Companies or their assets, liabilities and business, (B) the Purchaser shall have no claim or right to indemnification pursuant to this Article V with respect to any oral or written information, documents or materials furnished by the Seller or any of the officers, directors, employees, agents or advisors of the Purchaser and any information, documents or material made available to the Purchaser in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated hereby, and (C) the Purchaser has been provided with Forecasts.  The Purchaser further acknowledges that Seller makes no representation or warranty with respect to the accuracy of the Forecasts, as actual results are likely to vary substantially.

The Purchaser further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby, the Acquired Companies and their respective assets, liabilities and business (other than claims of fraud) shall be pursuant to the indemnification provisions set forth in this Article V.  In furtherance of the foregoing, the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of fraud) it may have against the Seller arising under or based upon any Federal, state, local or foreign Law or otherwise (except pursuant to the indemnification provisions set forth in this Article V).

Notwithstanding the foregoing Seller shall be responsible for and shall indemnify Purchaser and the Acquired Companies for any tax (local, state, federal or international) liability which was incurred by any of the Acquired Companies prior to Closing, including all penalties and interest resulting from such liability.

5.2           Indemnification by the Purchaser. The Purchaser shall indemnify the Seller and its Affiliates and each of their respective heirs and successors against and hold them harmless from any Loss (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent caused by:

(a)           any breach of any representation or warranty of the Purchaser that survives the Closing contained in this Agreement; and

(b)           any breach of any covenant of the Purchaser contained in this Agreement requiring performance after the Closing Date; or provided, however, that the Purchaser shall not have any liability under Sections 5.2(a) and (b) for any breach if the Seller had knowledge of such breach at the time of the Closing.

5.3           Losses Net of Insurance and Tax Benefits. The amount of any Loss for which indemnification is provided under this Article V shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies or other third party payment with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss.  In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

5.4           Termination of Indemnification. The obligations under this Article V to indemnify and hold harmless a party hereto with respect to any representation or warranty shall terminate twelve (12) months following the Closing Date (the “Indemnification Termination Date”), unless prior to the Indemnification Termination Date, the indemnified party has given notice of a claim for breach of representation or warranty to the indemnifying party which notice complies with Section 5.5 or Section 5.6 hereof, as the case may be.  It shall be a condition precedent to the indemnified party’s right to assert any claim with respect to any breach of a representation or warranty that, prior to the Indemnification Termination Date, the indemnified party shall have given notice to the indemnifying party of a claim for breach of such representation or warranty which notice complies with Section 5.5 or Section 6.6 hereof.

5.5           Procedures Relating to Indemnification for Third Party Claims. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must give notice to the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within five (5) Business Days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, within two (2) Business Days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.

If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent.  If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnifying party completely in connection with such Third Party Claim.

5.6           Procedures Relating to Indemnification for Non-Third Party Claims. In the event any indemnified party has a claim against any indemnifying party under Section 5.1 or Section 5.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall give notice of such claim with reasonable promptness to the indemnifying party.  The failure by any indemnified party to so give notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under  Section 5.1 or Section 5.2, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.  If the indemnifying party disputes its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

5.7           Mitigation. The Purchaser and the Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability.  In the event that the Purchaser or the Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any Loss that could reasonably be expected to have been avoided if the Purchaser or the Seller, as the case may be, had made such efforts.

ARTICLE VI

Conditions To Closing

6.1           Conditions to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by all parties pursuant to Section 7.5 of this Agreement:

(a)           Regulatory Approval.  All Consents of, filings and registrations with, and notifications to, all Governmental Entities required for consummation of the Sale shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, other than those Consents, filings, registrations, and notifications which are required to be made or granted after the Closing Date.

(b)           Legal Proceedings.  No Governmental Entity of competent jurisdiction shall have issued any injunction, order, decree, ruling, or other legal restraint or prohibition, whether temporary, preliminary, or permanent (an “Injunction”) which is in effect and has the effect of preventing the consummation of the Sale, nor shall any such action or proceeding been commenced or be pending for the purposes of obtaining an Injunction.  No Law, judgment, Injunction, or writ shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits, substantially restricts, enjoins, or makes illegal consummation of the Sale.

6.2           Conditions to Obligations of the Purchaser. The obligation of the Purchaser to purchase and pay for the Shares shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by the Purchaser pursuant to Section 7.5 of this Agreement:

(a)           Representations and Warranties of the Seller.  All the representations and warranties of the Seller set forth in Article II of  this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except in each case (i) to the extent such representations and warranties are by their express provisions made as of a specified date shall speak only as of such date, and (ii) such failures to be true and correct as to matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Acquired Companies taken as a whole or the Sales Transaction.

(b)           Performance of Covenants and Agreements. Each and all of the agreements and covenants of the Seller to be performed or complied with pursuant to this Agreement on or before the Closing shall have been complied with or duly performed in all material respects.

(c)           Certificates.  The Seller shall have delivered to the Purchaser: (i) a certificate, dated as of the Closing Date, signed on its behalf, to the effect that the conditions of its obligations set forth in Sections 6.2(a) and 6.2(b) of this Agreement have been satisfied, and (ii) copies of all documents that the Purchaser may reasonably request relating to, the existence of each of the Acquired Companies.

(d)           Closing Documents.  The Seller shall have delivered to the Purchaser at or prior to Closing all of the agreements, documents, instruments, and certifications required pursuant to Section 1.5(b) of this Agreement.

6.3           Conditions to Obligations of the Seller. The obligation of the Seller to deliver the Shares to the Purchaser shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by the Shareholder pursuant to Section 7.5 of this Agreement:

(a)           Representations and Warranties of the Purchaser.  All the representations and warranties of the Purchaser set forth in Article III this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except in to the extent such representations and warranties are by their express provisions made as of a specified date shall speak only as of such date.  Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.2 and 3.3 of this Agreement shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing.

(b)           Performance of Covenants and Agreements. Each and all of the agreements and covenants of the Purchaser to be performed or complied with pursuant to this Agreement on or before the Closing shall have been complied with or duly performed in all material respects.

(c)           Certificates.  The Purchaser shall have delivered to the Seller: (i) a certificate, dated as of the Closing Date, signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 6.3(a), and 6.3(b), of this Agreement have been satisfied, and (ii) a certificate of the Secretary of the Purchaser relating to, and copies of all documents that the Seller may reasonably request relating to, the existence of the Purchaser and certified copies of resolutions or written consents duly adopted by the board of directors of the Purchaser evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Seller and its counsel may request.

(d)           Closing Documents.  The Purchaser shall have delivered to the Seller at or prior to Closing all of the agreements, documents, instruments, and certifications required pursuant to Section 1.5(a) of this Agreement.
ARTICLE VII

General provisions

7.1           Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“AC Financial Statements” means, with respect to each Acquired Company, the balance sheets of such entity, together with the corresponding statements of income, statements of cash flows, and change in holder’s equity for the referenced periods then ended.

“Affiliate” means, with respect to any Person, (i) a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and (ii) an “associate” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in the State of Utah are authorized or required by Law or executive order to close.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Consent” shall mean any consent, order, approval, authorization, clearance, exemption, waiver, ratification, or similar affirmation by any Person.

“Control” (including the terms “controlling”, “controlled by” and “under control”, “controlled with”, or correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, or otherwise.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Laws” means all Laws, permit, consent, approval, license, judgment, order, writ, decree, directive, Injunction or other authorization, including the requirement to register underground storage tanks, relating to: (i) releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, ground water, publicly-owned treatment works, or septic systems; (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (iii) any environmental, health or safety material or condition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with Emerge for purposes of Code §414.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Hazardous Materials” means (1) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., The Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 9601 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., (2) petroleum, including crude oil and any fractions thereof, (3) radon, (4) PCBs, or materials or fluids containing PCBs, or (5) any toxic or hazardous substance, material or waste, regulated material, contaminant, or pollutant pursuant to any Environmental Law.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property”  means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means (i) with respect to the Seller, the actual awareness of the President and CEO, or any executive of the Seller, Emerge, or the Subsidiary Entities after reasonable investigation, and (ii) with respect to the Purchaser, the actual awareness of the executive officers of the Purchaser after reasonable investigation.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, properties, liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Entity.

"Liability” with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, right of first refusal, or other encumbrance of any kind in respect of such property or asset.  It is understood that “Lien” does not include any license or similar right granted with respect to any Intellectual Property.

“Loan Properties” means any property owned, leased, or operated by any Person or in which any Person holds a security or other interest (including an interest in a fiduciary capacity) and, when required by the context, this term also includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means, when used in connection with any Person, any change, effect, event, occurrence, or state of facts which, individually or together with other changes, effects, events, occurrences, or state of facts, that materially and adversely affects the financial condition, business, operations or results of operations of the specified Person or Persons; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) any adverse change (including, without limitation, any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenues or income, or disruption of business relationships) arising from or attributable or relating to (i) the announcement or pendency of any of the Sale Transaction or the other transactions contemplated by this Agreement, (ii) general economic or market conditions affecting the industry or industry sector in which the Person or any of its Subsidiaries operates or participates (including legal and regulatory changes), the U.S. economy or financial markets or any foreign economy or financial markets in any location where Emerge has material operations or sales, (iii) any act of terrorism or war, or any armed hostilities, anywhere in the world, (iv) any changes or effects resulting from actions taken in compliance with the terms of, or the taking of any action required by, this Agreement, including without limitation, any expenses incurred in connection with the Sales Transaction, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulation or the interpretation thereof, or (vi) seasonal or cyclical factors, (b) any failure on the part of the Person or any of its Subsidiaries to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance; and (c) any adverse change that is seasonal or otherwise temporary in nature.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Participation Facilities” means any facility or property in which a Person participates in the management and, where required by the context, said term also shall mean the owner or operator of such facility or property, but only with respect to such property.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchaser Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Purchaser included or required to have been included in the Purchaser SEC Documents.

“Purchaser Option Plans” means each of the option and incentive Purchaser Plans identified in the following exhibits 4.01 and 4.02 to the Purchaser’s Form 10-K filed with the SEC for the fiscal year ended September 30, 2013.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Subsidiaries” or “Subsidiary” means all corporations, limited liability companies, limited partnerships, and other entities in which the entity in question owns or controls 50% or more of the outstanding equity or voting securities or interests either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity or voting securities or interests are owned directly or indirectly by such entity in question.

“Taxes” means all federal, state, local, and foreign income, payroll, franchise, property, sales, purchase, excise, value added, and all other taxes, tariffs, duties, assessments or governmental changes to any nature what-so-ever, including interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

(b)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

7.2           Expenses. Except as otherwise provided in this Agreement, whether or not the Sales Transaction is consummated, each party hereto shall bear and pay its own fees, costs and expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Sales Transaction.  Notwithstanding the foregoing, the Purchaser agrees to pay all filing fees and similar expenses incurred in connection with the filing required, if any, under the HRS Act and any other filings to be made with any Governmental Entities pursuant to applicable Law.

7.3           Entire Agreement; No Other Representations; No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement, which includes the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and exhibits hereto, and the other documents, agreements, and instruments, executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the Sales Transaction, and such Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof, both written and oral.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Seller or the Purchaser, makes any other representations or warranties, and hereby specifically disclaims any other representations or warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors, or other representatives, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.  Other than Article V which may be enforced directly by the beneficiaries thereof following the Closing, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity other than the parties hereto, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.4           Amendment and Modification. No amendments, modification or supplement in respect of this Agreement shall be effective unless it shall be in writing and signed by the Purchaser and the Seller.

7.5           Waivers. Prior to or at the Closing, the Seller on the one hand and the Purchaser, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law, which violation would have a Material Adverse Effect on the Purchaser on the one hand, and on the other hand a Material Adverse Effect on the Acquired Companies taken as a whole.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or the breach of any provision contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or the breach of any other term of this Agreement.

7.6           Survival of Representations.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Sections 5.1 and 5.2 of this Agreement and shall terminate for all purposes at the close of business on the Indemnification Termination Date.

7.7           No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person and any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

7.8           Notices. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, postage prepaid, (b) by expedited mail or package delivery service guaranteeing next Business Day delivery, or (c) delivered personally, by hand, or facsimile transmission, to the persons at the addresses set forth below (or at such other address as may be provided hereunder):

Purchaser:	SecureAlert, Inc. 150 W. Civic Center Drive Suite 400 Sandy, UT 84070 Attention: CEO and CFO
Copy to Counsel For the Purchaser:	Durham Jones & Pinegar 111 East Broadway, Suite 900 Salt Lake City, UT 84111 Attn: Kevin Pinegar and Warde Allan
The Seller:	BFC Surety Group, Inc. 11101 Roosevelt Blvd., North St. Petersburg, FL 33716 Attn: CEO and President
Copy to Counsel for the Seller:	BFC Surety Group, Inc. 11101 Roosevelt Blvd., North St. Petersburg, FL 33716 Attn: General Counsel

Any notice or other communications to be given or that may be given pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after the deposit of such notice or communication in the United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first Business Day after depositing such notice of communication with Federal Express, Express Mail, or other expedited mail or package delivery service guaranteeing delivery no later than the next Business Day if next day delivery service has been required and paid for; or (z) upon delivery if hand delivered or telecopied to the appropriate address and person as provided hereinabove or to the person to whose attention the notice is to be given to the other parties in the manner hereinabove provided.

7.9           Governing Law; Jurisdiction.

(a)           This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of Laws thereof.

(b)           Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereunder, including the Sales Transaction, may be brought against any of the parties in any federal court located in the State of Utah or any Utah state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Utah.  Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 7.8, together with notice of such service to such party, shall be deemed effective service of process upon such party.

7.10          Specific Performance. Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.11         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.

7.12         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

7.13         Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party or parties for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party or parties by reason of enforcement and protection of its or their rights under this Agreement.  The payment of such expenses is in addition to any other relief to which such other party may be entitled.

7.14          Counterparts. This Agreement may be executed in one or more separate counterparts, including by means of facsimile or electronically by email in Portable Document Format (PDF), each of which, when so executed and delivered, shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

7.15         Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.16        Further Assurances.  From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer(s) thereunto duly authorized, all as of the date first written above.

The Seller

BFC Surety Group, Inc.

By:

Name:
Title:

The Purchaser

SecureAlert, Inc.

By:

Guy Dubois
Chairman of the Board

Signature Page to Stock Purchase Agreement